SERVICES AGREEMENT

Services Agreement made this 11th day of June, 2008 by and between Emvelco Corp. (the "Company"), a Delaware company with an address at 10990 Wilshire Blvd, Suite 1220, Los Angeles, A 90024 and Mehmet Haluk Undes, an attorney with a mailing address at Siraselviler Caddesi 77/1 Taksim, Istanbul, Turkey (the "Consultant").

W I T N E S S E T H:

A.  The Company desires to engage the services of the Consultant for purposes of assisting the Company in identifying, evaluating and structuring mergers, consolidations, acquisitions, joint ventures and strategic alliances in Southeast Europe, Middle East and the Turkic Republics of Central Asia.

B.  Consultant is desirous of performing such services on behalf of the Company and desires to be engaged and retained by the Company upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the Consultant and the Company agree as follows:

1.  Consulting Services.  The Company hereby retains the Consultant on an exclusive basis, and the Consultant accepts such retention for the following functions, services and duties:

1.1
Acquisition Consulting Services.  The Consultant agrees that during the term of this Agreement it will assist the Company in the identification, evaluation, structuring, negotiating and closing of business acquisitions, whether in the form of asset purchases, stock purchases, mergers, consolidations, joint ventures, strategic alliances or otherwise.

1.2
New Business Development.  The Consultant agrees to use his best efforts to identify strategic partners who can produce and distribute the Company’s products in the regions stated above. The partnership forms maybe joint ventures, licensing and other commercial arrangements.

1.3	Intentionally left blank.
1.4	Legal Services. The Consultant agrees to provide legal services as the attorney of the Company in all matters related to the activities above.

2.  Term.  The term of this Consulting Agreement shall be for a five (5) year period commencing on the date hereof and thereafter.

3.  Compensation.

3.1  As full consideration for the services to be provided pursuant to paragraph 1 of this Agreement and for the expenses to be incurred in the provision of such services, the Company shall issue to the Consultant 525,000 free-trading shares of its Common Stock, which such shares shall be issued no later than July 1, 2008.

3.2  The Company hereby acknowledges and consents that Consultant may receive additional fees or other compensation from one or more of the lenders, subscribers, customers, investors or parties to any transaction described in this Agreement or any sources of funding identified by Consultant, for various services which may include, in part, services related to this Agreement.

3.3  The Company hereby acknowledges and consents that Consultant may receive additional fees or other compensation from one or more of the lenders, subscribers, customers, investors or parties to any transaction described in this Agreement or any sources of funding identified by Consultant, for various services which may include, in part, services related to this Agreement.

4.  Expenses.  The Consultant shall be responsible for the payment for all fees and disbursements of the Consultant 's travel and out-of-pocket expenses incurred in connection with the services performed by the Consultant pursuant to this Agreement, including without limitation, hotels, food and associated expenses and long distance calls; provided, however, any expense in excess of $500 shall be preapproved by the Company in writing.

5.  Consultant's Services to Others.  The Company acknowledges that the Consultant or its affiliates are in the business of providing financial advisory and investment banking consulting advice to others. Nothing contained in this Agreement shall be construed to limit or restrict the Consultant in conducting such business with others, or in rendering such advice to others, except to any direct competitors of the Company.

6.  Representation and Indemnification by Company.

(a)  The Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material, information, and data which it supplies to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing duties under this Agreement.

(b)  The Consultant, in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company.

(c)  The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance upon the accuracy and continuing accuracy of such facts, material, information and data, unless the Consultant has been negligent in fulfilling his duties and obligations hereunder.

(d)  The Company hereby agrees to indemnify the Consultant against, and to hold the Consultant harmless from, any claims, demands, suits, loss, damages, etc. arising out of the Consultant's reliance on the general availability of information supplied to the Consultant and the Consultant's ability to promulgate such information, unless the Consultant has been grossly negligent in fulfilling his duties and obligations hereunder.

(e)  Consultant recognizes and acknowledges that during the course of performing the services it will acquire information regarding the Company and the Company’s business methods, technology, products, plans and clients and other information which is not publicly known and which the Company regards as proprietary to it and includes any confidential proprietary information (“Confidential Information”). Without limiting the generality of the foregoing, Confidential Information includes all proprietary know-how, use and applications know-how, technical information, product formulae and formulations and other trade secrets relating to the Company’s products and proposed products, any information or other information contained in any patent application, regardless of whether a patent is ever issued with respect to such application, results of studies and surveys, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts and all other information relating to the Company’s products.

(f)  Consultant agrees that it will not, at any time, whether during or after the term, disclose to any person or use, directly or indirectly, for Consultant’s own benefit or the benefit of others, or aid or assist others in using any Confidential Information, or permit any person to examine or make copies of any document which may contain or is derived from Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession or control.

(g)  In the event that Consultant is, pursuant to, or required by, applicable law, regulation or legal process, to disclose any of the Confidential Information, Consultant will notify the Company promptly so that the Company may, at its cost, seek a protective order or other appropriate remedy or, its sole discretion, waive compliance with the terms of this section. Consultant shall not disclose any Confidential Information until the court has made a ruling. In the event that no such protective order or other remedy is obtained, or in the event that the disclosing party waives compliance with the terms of this section, Consultant will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(h)  Consultant shall, upon termination of Consultant’s engagement with the Company, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in Consultant’s possession or under Consultant’s control which may contain or be derived from Confidential Information, together with all documents, notes or other work products which are connected with or derived from the services. To the extent that any Confidential Information is on Consultant’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

7.  Representation and Indemnification by Consultant.

(a)  The Consultant agrees to provide its services hereunder in a good and workmanlike manner consistent with the performance standards observed by other professionals undertaking such functions.

(b)  The Consultant agrees that it will not release or disseminate any information pertaining to the Company without providing the Company with an advance copy thereof and obtaining authorization for such release and dissemination.

(c)  The Consultant hereby agrees to indemnify the Company against, and to hold the Company harmless from, any claims, demands, suits, loss, damages, etc. arising out of any inaccurate statement or misrepresentation provided that such indemnification shall not pertain to any information provided by or attributable to the Company.

8.  Relationship of Parties.  The Consultant is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

9.  Termination.  This Agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 2 above except as follows:

(a)  Upon failure of the other party to cure a material default under, or a breach of, this Agreement within thirty (30) days after written notice is given as to such breach by the terminating party;

(b)  Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary;

(c)  Upon the other party taking the benefit of any insolvency law; and/or;

(d)  Upon the other party having or applying for a receiver appointed for all or a substantial part of such party's assets or business.

10.  Disclaimer by Consultant.  The Consultant makes no representation that (a) the price of the Company's publicly-traded securities will increase, (b) any person will purchase securities in the Company as a result of the contract, or (c) any investor will lend money to or invest in or with the Company.

11.  Non-Assignability.  The rights, obligations and benefits established by this Agreement shall not be assignable by either party hereto except with the consent of the other. This Agreement shall, however, be binding upon and shall inure to the benefit of the parties and their successors.

12.  Governing Law.  The terms and provisions of this Agreement shall be governed by and construed under the laws of the State of California.

13.  Notice.  Notice hereunder shall be in writing and shall be deemed to have been given (a) at the time when deposited for mailing in a receptacle under the control of the United States Postal Service, by registered or certified mail, prepaid, return receipt requested, or (b) on the business day following deposit with a reputable overnight courier for overnight delivery; each addressed to the respective party at the address of such party first above written or at such other address as such party may fix by notice given pursuant to this paragraph.

14.  No Other Agreements.  This Agreement supersedes all prior understandings, written or orally given and constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof. No waiver, modification or termination of this Agreement shall be valid unless in writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

EMVELCO CORP.

By:	/s/ Yossi Attia
Yossi Attia, CEO

MEHMET HALUK UNDES

By:	/s/ Mehmet Haluk Undes